Exhibit 99.1

Active Power Secures $12.5 Million Bank Credit Facility

with Silicon Valley Bank

Facility Provides Greater Financial Flexibility to Meet Working Capital

Requirements and Ability to Quickly Respond to Large Customer Orders

AUSTIN, Texas (Aug. 11, 2010) – To improve the company’s overall financial flexibility and supplement a recent equity offering, critical power solutions provider Active Power, Inc. (NASDAQ: ACPW) has secured a new multi-year credit facility through Silicon Valley Bank. The facility provides a line of credit up to $12.5 million and replaces a $6 million credit facility with Silicon Valley Bank set to expire in the fourth quarter of 2010.

“Active Power is a great example of an ideal customer: one that can grow with us throughout each stage of their evolving business,” said Phillip Wright, Relationship Manager, Silicon Valley Bank. “As a rapidly growing technology firm with unique working capital requirements, we were able to tailor a package specifically to meet Active Power’s needs. We look forward to continuing our five-year relationship with Active Power and providing the working capital to fund their growth.”

Borrowings against the facility are based on eligible accounts receivable, including certain foreign receivables, inventory and purchase orders, making the facility scalable. This structure allows Active Power to obtain liquidity at all stages of the company’s sales cycle – from order, to inventory and receivables – and to borrow based on international operations. It also enables Active Power to quickly respond to higher value customer orders by having greater liquidity available.

“Silicon Valley Bank was able to structure a flexible and unique working capital facility for Active Power,” said John Penver, Active Power’s chief financial officer. “This new facility, in tandem with our recent equity raise, has materially improved our capital position to meet the growing demand of our solutions and services and the needs of our expanding distribution channels. It also enables us to grow our revenues without the need for additional financial resources.”

Austin, Texas-based Focus-Strategies Investment Banking served as a financial advisor to Active Power in this transaction.

About Active Power

Active Power provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in datacenters, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

About Silicon Valley Bank

Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve System.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include the impact of an increase in sales, particularly of our PowerHouse products, on our liquidity, risks related to our international operations, and factors that may cause our financial results to vary significantly from quarter to quarter. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo and PowerHouse are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
Ron Both	Lee Higgins
Liolios Group	Public Relations Manager
(949) 574-3860	(512) 744-9488
ron@liolios.com	lhiggins@activepower.com